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                             [CHRONIMED LETTERHEAD]


                                                                    EXHIBIT 99.1

NEWS RELEASE


              CHRONIMED REPORTS FISCAL 2004 SECOND QUARTER RESULTS

                    REAFFIRMS FISCAL 2004 FINANCIAL GUIDANCE

                          COMMENTS ON MEDICARE DRUG ACT


MINNEAPOLIS, JANUARY 28, 2004 -- Chronimed Inc. (Nasdaq: CHMD) reported record revenue along with strong earnings in its fiscal 2004 second quarter. Total Company revenue was $131.4 million for the quarter, up $22.8 million or 21% from $108.6 million in the prior year's second quarter. Reported net income was $1.5 million, or $0.11 per share, an increase from $1.4 million or $0.11 per share in prior year's second quarter.

Henry F. Blissenbach, Chronimed's Chairman and Chief Executive Officer commented, "We had an excellent second quarter. Revenue from our major disease categories is ahead of expectations. Also, income from operations improved slightly year-over-year and on a sequential quarter basis despite the reimbursement cut from an Indiana payor and a reduction in the oncology portion of our Aetna business. I am extremely pleased with our stronger-than-expected operating performance in our core HIV and organ transplant businesses that allowed us to overcome these obstacles."

QUARTERLY RESULTS

December Second Quarter
Second quarter revenue was $131.4 million, up 21% over the year ago quarter. HIV revenue grew $22.5 million or 47% over the year ago quarter, fueled by Fuzeon(R) and same-store growth. Organ transplant revenue grew $3.5 million or 17% over the year ago quarter, lead by a successful strategy of utilizing our StatScript stores in key locations to gain transplant center referrals. Revenue from rheumatoid arthritis and multiple sclerosis grew significantly over the year ago quarter, offset by declines in oncology and hepatitis c.

Gross profit for the second quarter increased $1.9 million, or 14%, to $15.6 million compared to $13.7 million in the same period a year ago. The dollar increase in gross profit is due to revenue growth in HIV--from Fuzeon and general HIV patient growth--and revenue growth in transplant. Gross margin for the second quarter was 11.9% compared to 12.6% in the second quarter a year ago, and up slightly from 11.8% in this year's first quarter due in large part to a full quarter's benefit from our new wholesale purchasing arrangement. The expected year-over-year decline in gross margin percentage is due to Fuzeon, which is a lower gross margin product, and the October 2003 reduction in reimbursement from an Indiana payor.

Operating expenses for the second quarter were $13.4 million, or 10.2% of revenue compared to the prior year's operating expenses of $11.5 million, or 10.6% of revenue. The net 40 basis point improvement in operating expenses as a percent of revenue comes from G&A expenses, driven mainly by leveraging these expenses over an increased volume base, partly offset by a planned



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January 28, 2004
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increase in the spending rate for selling and marketing. The dollar increase in operating expenses reflects recent initiatives in sales, marketing and business development, along with the investment required to distribute Fuzeon and support increased volume. Included in the current quarter G&A expenses was a $225,000 charge, or approximately $0.01 per share, as part of a legal settlement related to certain reimbursement claims submitted to the District of Columbia Medicaid between January and April 2000.


Other key points worthy of note in second quarter December 2003 include:

     o the purchase of Accent Rx, an HIV and transplant specialty pharmacy, which will be fully implemented and operational in the second half of fiscal 2004
     o the benefits of the Cardinal wholesaler contract to offset the reimbursement pressure in the quarter
     o  continued successful support of the Fuzeon Progressive Distribution
        Program
     o strong receivables (32 days sales outstanding) and inventory (9 days on hand) management


December Six Months to Date
Revenue for the first six months of fiscal 2004 was $260.0 million, up $51.5 million or 25% from $208.5 million in the year ago period. HIV revenue grew $41.9 million or 44% over the year ago period, driven by Fuzeon and same-store growth. Organ transplant revenue grew $8.3 million or 21% over the year ago period driven by a successful strategy of utilizing our StatScript stores in key locations to gain transplant center referrals. Revenue from rheumatoid arthritis and multiple sclerosis grew significantly over the year ago period, mostly offset by declines in oncology and hepatitis c.

Gross profit for the first six months increased $5.2 million, or 20%, to $30.8 million compared to $25.6 million in the same period a year ago. The dollar increase in gross profit is due to revenue growth in HIV and transplant. Gross margin for the six month period was 11.8% compared to 12.3% in the same period a year ago. The expected decline in gross margin percentage is due to Fuzeon, which has lower gross margins, coupled with the October 2003 reduction in reimbursement from an Indiana payor.

Operating expenses for the first six months were $26.3 million, or 10.1% of revenue compared to the prior year's operating expenses of $22.0 million, or 10.5% of revenue. The net 40 basis point improvement in operating expenses as a percent of revenue comes from G&A expenses, partly offset by increased spending rates in selling and marketing, as noted above. The dollar increase in operating expenses reflects recent initiatives in sales, marketing and business development, along with the investment required to distribute Fuzeon and support revenue growth.

FINANCIAL GUIDANCE FOR FISCAL 2004

In December 2003 of this second fiscal quarter, Chronimed announced the acquisition of Accent Rx, a mail service pharmacy specializing in HIV and transplant medications. With approximately




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January 28, 2004
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45 days of operating experience, Chronimed now expects this acquisition to add approximately $7 million in revenue and $800,000 in pre-tax operating income in the second half of fiscal 2004.

The Medicare Prescription Drug Improvement and Modernization Act, signed in December 2003, contains a reduction in reimbursement for transplant medications provided to patients covered under Medicare Part B. Effective January 1, 2004, the result will be a reimbursement reduction of approximately 10% on all Medicare-covered transplant medications. The negative impact of this reimbursement reduction to Chronimed will be partly offset by generic drug substitution and changes in our transplant service offering to Medicare Part B participants. For the rest of this fiscal year, we believe the net impact on pre-tax operating income will be in the range of $1.0 to $1.5 million.

Including the Medicare reimbursement impact, the Accent Rx acquisition, and continued strong underlying business performance, the Company expects revenue to be on the high end of its October 2003 public guidance ($520 to $530 million). For earnings, the Company continues to expect to be in the range of its October 2003 public guidance ($0.44 to $0.46 excluding the first quarter income tax benefit, or $0.48 to $0.50 including the first quarter income tax benefit).


CONFERENCE CALL INFORMATION

Chronimed invites interested parties to participate in the second quarter financial results conference call on Thursday, January 29, 2004, 10:00 a.m. EDT. To participate in the conference call, dial 212-676-5277 at least five to ten minutes prior to the scheduled time, and follow the operator's instructions. The conference call will also be webcast live over the Internet. To participate, logon to the Company's website at www.chronimed.com.

If you are unable to join the live call, it will be archived on Chronimed's website. In addition, a recording of the conference call will be available for a 24-hour period beginning at 12:00 p.m. EDT. To access the replay during this period, call 800-633-8284 and enter reservation number 21182995.

ABOUT CHRONIMED INC.

Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. We work with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com.

Information contained in this press release and associated schedules, other than historical or current facts, should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. These factors include, but are not limited to, the following: our ability to maintain satisfactory on-going arrangements with




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January 28, 2004
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biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements; decrease in demand for drugs we handle; changes in Medicare or Medicaid reimbursement, rules and regulations; loss of relationships with, and/or significant reductions in reimbursements from, payors (including Aetna or other material contracts); negative cost containment trends or financial difficulties by our payors; changes in or unknown violations of various federal, state, and local regulations; costs and other effects of legal or administrative proceedings; the adoption of new or changes to existing accounting policies and practices and the application of such policies and practices; the amount and rate of growth in our selling, general and administrative expenses; the impairment of a significant amount of our goodwill; the effects of and changes in, trade, monetary and fiscal policies, laws and regulations; other activities of government agencies; increased competition; our ability to obtain competitive financing to fund operations and growth; continuing qualifications to list our securities on a national stock exchange; developments in medical research affecting the treatment or cure of conditions for which we distribute medications; the ability of management and accounting controls to assure accurate and timely recognition of revenue and earnings; computer system, software, or hardware failures or malfunctions; loss or retirement of key executives or changes in ownership; and adverse publicity, news coverage, and reporting by independent analysts. These and other risks and uncertainties are discussed in further detail in the cautionary statement filed as Exhibit 99.1 as part of Chronimed's annual report and Form 10-K filed with the Securities and Exchange Commission.

Contact:

Chronimed Inc.
Investor Relations
Brad Schumacher, (952) 979-3888
                                     (more)



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                                 CHRONIMED INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                            THREE MONTHS ENDED                      SIX MONTHS ENDED
                                   --------------------------------------  ----------------------------------

                                       DECEMBER 26,       DECEMBER 27,         DECEMBER 26,       DECEMBER 27,
                                           2003               2002                2003               2002

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
Revenue                                 $ 131,361          $ 108,636            $ 259,963          $ 208,529

Cost of revenue                           115,764             94,976              229,191            182,893
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        Gross profit                       15,597             13,660               30,772             25,636

Operating expenses
    Selling and marketing                   1,430              1,002                2,752              1,925
    General and administrative             11,016              9,549               21,719             18,569
    Bad debt                                  920                953                1,854              1,464
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        Total operating expenses           13,366             11,504               26,325             21,958

Income from operations                      2,231              2,156                4,447              3,678

Interest income                                48                 81                  100                144
Interest expense                               (3)                 -                   (4)                 -
Other income                                   75                  -                   75                  -
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Income before income taxes                  2,351              2,237                4,618              3,822
Income tax expense                           (890)              (850)              (1,154)            (1,460)
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Net income                              $   1,461          $   1,387            $   3,464          $   2,362
==============================================================================================================

Basic net income per share              $    0.12          $    0.11            $    0.27          $    0.19
Diluted net income per share            $    0.11          $    0.11            $    0.27          $    0.19
==============================================================================================================

Basic weighted-average shares              12,663             12,353               12,623             12,353
Diluted weighted-average shares            12,990             12,444               13,042             12,400


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January 28, 2004
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                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                          DECEMBER 26,
                                                                             2003                    JUNE 27,
                                                                          (UNAUDITED)                  2003
--------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
    Cash and cash equivalents                                               $  12,246               $  22,854
    Short-term investments                                                      1,525                       -
    Accounts receivable (net of allowances of $6,662 and $5,940                42,175                  40,001
       at December 26, 2003, and  June 27, 2003, respectively)
    Inventory                                                                  12,129                   8,614
    Prepaid expenses                                                            2,362                   1,071
    Deferred taxes                                                              2,606                   2,607
--------------------------------------------------------------------------------------------------------------
        Total current assets                                                   73,043                  75,147

Property and equipment, net                                                     4,419                   4,487

Goodwill                                                                       34,434                  30,233
Other assets, net                                                                 141                     133
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    Total assets                                                            $ 112,037               $ 110,000
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                                        $  17,457               $  19,085
    Accrued expenses                                                            2,898                   2,136
    Accrued bonus                                                                 791                   1,420
    Income taxes payable                                                           31                     821
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        Total current liabilities                                              21,177                  23,462

Deferred taxes                                                                  1,043                   1,025

Shareholders' equity
    Preferred stock                                                                 -                       -
    Common stock, issued and outstanding shares--
          12,681 and 12,541, respectively                                         127                     125
    Additional paid-in capital                                                 57,086                  56,248
    Retained earnings                                                          32,604                  29,140
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        Total shareholders' equity                                             89,817                  85,513
--------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                          $ 112,037               $ 110,000
==============================================================================================================

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                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                   SIX MONTHS ENDED
                                                                   -----------------------------------------------
                                                                        DECEMBER 26,              DECEMBER 27,
                                                                            2003                      2002
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
Operating activities
        Net income                                                        $  3,464                  $  2,362

    Adjustments to reconcile income to net cash (used in)
        provided by operating activities:
            Depreciation and amortization                                    1,135                     1,171
            Amortization of restricted stock                                     -                        65
            Deferred income taxes                                               19                       (18)
            Changes in operating assets and liabilities:
                Accounts receivable                                         (2,174)                    5,573
                Income taxes                                                  (790)                      622
                Inventory                                                   (3,515)                   (2,584)
                Accounts payable                                            (1,628)                    2,842
                Accrued expenses                                               133                      (526)
                Other assets                                                (1,299)                     (853)
-----------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities                 (4,655)                    8,654

Investing activities
    Purchases of property and equipment                                     (1,067)                     (537)
    Purchases of short-term investments                                     (1,525)                        -
    Acquisition of Accent Rx                                                (4,201)                        -
-----------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                               (6,793)                     (537)

Financing activities
    Net proceeds from issuance of common stock                                 840                         -
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        Net cash provided by financing activities                              840                         -

(Decrease) increase in cash and cash equivalents                           (10,608)                    8,117
Cash and cash equivalents at beginning of year                              22,854                     6,306
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Cash and cash equivalents at end of period                                $ 12,246                  $ 14,423
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